U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Act of 1934

1.  Name and Address of Reporting Person          2.  Issuer Name and Ticker or
Pierce    Robert           W.                              Trading Symbol
--------  -----------    -----------
(Last)    (First)        (Middle)                     Carson, Inc. - CIC


64 Ross Road   Savannah    GA      31405
-------------  ---------  ------   -----
  (Street)     (City)    (State)   (Zip)



3.  IRS or Social Security Number of              4.  Statement for Month/Year
    Reporting Person                                   May 1997
          ###-##-####


5.  If Amendment, Date of                         6.  Relationship of  Reporting
     Original                                         Person(s) to Issuer
     (Month/Year)                                     (check all applicable)
                                                  -- Director    -- 10% owner
                                                  -X Officer     -- Other
                                                     (give title    (specify
                                                     below)           below)

                                                      Executive Vice President
                                                     and Chief Financial Officer
                                                     ---------------------------

7. Individual or joint/group filing (check applicable line)

     X- Form filed by one
        reporting person

    -- Form filed by  More
       than One Reporting Person

--------------------------------------------------------------------------------
Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1.  Title      2.  Transaction   3.  Transaction     4.  Securities        5. Amount of    6. Ownership      7. Nature of Indirect
    of             Date              Code            Acquired (A) or       Securities      Form Direct (D)    Beneficial
    Security       (Month/                           Disposed of (D)       Beneficially    or Indirect (I)    Ownership
                    Day/                            (Instr.3,4 and 5)      Owned at end    (Instr. 4)         (Instr. 4)
                    Year)                                                  of month

                                   Code   V       Amount   A or D   Price
Class A Common      5/30/97          P             1,200    A       9.875
    "               6/2/97           P    V          800    A       9.875
    "               6/2/97           G    V        1,000    D       9.875
    "               6/2/97           G    V        1,000    D       9.875      -0-       See attached note      See attached note




--------------------------------------------------------------------------------
     Note: Shares were immediately gifted to sons, Robert S. and Christopher A. Pierce. Therefore, Robert W. Pierce disclaims any ownership, direct or indirect.
--------------------------------------------------------------------------------

Table II - Derivatave Securities Acquired, Disposed of, or Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
          (Instr. 4)

2.  Conversion  3. Transaction Date  4.  Transaction     5. Number of    6. Date         7.  Title        8. Price   9. Number
    or Exercise    (Month/Day/Year)        Code         Derivative       Exercisable       and amount        of         of
    Price of                                            Securities       and Expiration    of Underlying   Derivative   derivative
    Security                                            Acquired (A)     Date              Securities      Security     securities
                                                        or Disposed of   (Month/Day/       (Istr. 3 and 4) (Instr. 5)   Beneficially
                                                        (D)               Year)                                         Owned at
                                                                                                                        End of Month
                                                                         Exercisable  Expiration
                                                                           05/09/97    04/30/07 Class A Common   $7.500       50,000
                                                                           05/01/98    04/30/07      "           $7.500       16,667
                                                                           05/01/99    04/30/07      "           $7.500       16,667
                                                                           05/01/00    04/30/07      "           $7.500       16,666

10. Ownership   11. Nature
    Form of        of
    Derivative     Indirect
    Security       Beneficial
    Direct (D)     Ownership
    or Indirect

      D             N/A
      D             N/A
      D             N/A
      D             N/A


Explanation of Responses:
    (I)
/s/  Robert W. Pierce                   June 10, 1997
-----------------------------           ------------------
Signature of Reporting Person           Date